As filed with the Securities and Exchange Commission on May 4, 2011

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

FRANKLIN RESOURCES, INC.

(Exact name of registrant as specified in its charter)

Delaware	13-2670991

(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

One Franklin Parkway

San Mateo, California 94403

(650) 312-2000

(Address, including zip code,

of registrant’s principal executive offices)

FRANKLIN RESOURCES, INC.

2002 UNIVERSAL STOCK INCENTIVE PLAN

(Full title of the plan)

Maria Gray, Esq.

Vice President and Secretary

One Franklin Parkway

San Mateo, California 94403

(650) 312-2000

(Name and address, and telephone number, including area code, of agent for service)

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definition of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

[x]  Large accelerated filer

[  ]  Accelerated filer

[  ]  Non-accelerated filer (Do not check if a smaller reporting company)

[  ]  Smaller reporting company

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (1) (2)	Proposed Maximum Aggregate Offering Price (1) (2)	Amount of Registration Fee (1) (2)
Common Stock, par value $0.10 per share	10,000,000 shares	$125.56	$1,255,600,000	$145,776

(1)  Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers additional shares of common stock that may be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)  Estimated solely for the purpose of calculating the registration fee in accordance with Rules 457(c) and (h) under the Securities Act, based upon the average of the high and low prices of the registrant’s common stock as reported on the consolidated transaction reporting system on April 27, 2011.

Explanatory Note

In accordance with General Instruction E to Form S-8, this Registration Statement registers an additional 10,000,000 shares of common stock, par value $0.10 per share, of Franklin Resources, Inc. (the “registrant”), to be offered and sold pursuant to the Franklin Resources, Inc. 2002 Universal Stock Incentive Plan, as amended and restated (the “2002 Plan”). The contents of the following registration statements filed by the registrant with the Securities and Exchange Commission (“SEC”) are incorporated herein by reference to the extent not modified hereby: Form S-8 filed March 17, 2003 (SEC File No. 333-103869) and Post-Effective Amendment No. 1 on Form S-8 filed March 17, 2003 (SEC File No. 333-57682).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

The following documents, previously filed by the registrant with the SEC, are hereby incorporated by reference in this registration statement:

(a)  The registrant’s annual report on Form 10-K for the fiscal year ended September 30, 2010 (SEC File No. 001-09318);

(b)  The registrant’s (i) quarterly report on Form 10-Q for the fiscal quarter ended December 31, 2010 (SEC File No. 001-09318), and (ii) quarterly report on Form 10-Q for the fiscal quarter ended March 31, 2011 (SEC File No. 001-09318);

(c)  All other reports filed* by the registrant pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Securities Exchange Act”), since the end of the fiscal year covered by the annual report on Form 10-K referred to in (a) above (SEC File No. 001-09318); and

(d)  The description of the registrant’s common stock contained in the registrant’s registration statement on Form 8-A as filed with the SEC on November 6, 1986, including any amendment or report filed for the purpose of updating that description, including the registrant’s current report on Form 8-K filed with the SEC on May 4, 2011 (SEC File No. 001-09318).

* Any report (or portion thereof) “furnished” on Form 8-K shall not be incorporated by reference.

All documents subsequently filed by the registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act after the date of this registration statement, and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which de-registers all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents. The registrant’s Securities Exchange Act file number with the SEC is 001-09318. Unless expressly incorporated into this registration statement, a report (or portion thereof) “furnished” on Form 8-K shall not be incorporated by reference into this registration statement.

Any statement contained in a document which is incorporated by reference in this registration statement will be deemed modified or superseded for purposes of this registration statement to the extent that a statement contained in this registration statement or incorporated by reference in this registration statement or in any document that the registrant files after the date of this registration statement that also is incorporated by reference in this registration statement modifies or supersedes the prior statement. Any modified or superseded statement shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement. Subject to the foregoing, all information appearing in this registration statement is qualified in its entirety by the information appearing in the documents incorporated by reference in this registration statement.

Item 6.  Indemnification of Directors and Officers.

The registrant is incorporated under the laws of the State of Delaware. Under Section 145(a) of the Delaware General Corporation Law (“DGCL”), a Delaware corporation has the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

Under Section 145(b) of the DGCL, a Delaware corporation has the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation. However, no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper.

Section 145(c) of the DGCL further provides that to the extent that a present or former director or officer of a Delaware corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to above in Sections 145(a) and 145(b) of the DGCL, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually or reasonably incurred by such person in connection therewith.

Section 145 of the DGCL also states that the indemnification and advancement of expenses provided for in such section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement may be entitled.

Section 102(b)(7) of the DGCL permits a Delaware corporation to include in its certificate of incorporation a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director: (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of the DGCL for willful or negligent violations of certain sections of the DGCL (Sections 160 and 173 of the DGCL) imposing certain requirements with respect to stock purchases, redemptions and dividends; or (iv) for any transaction from which the director derived an improper personal benefit.

In addition to the above described provisions, the registrant’s Certificate of Incorporation, as amended, provides that the registrant shall, to the fullest extent permitted by Section 145 of DGCL, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under such section from and against any and all of the expenses, liabilities or other matters referred to in or covered by such section, and the indemnification provided for therein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any Bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person. Moreover, registrant’s Certificate of

Incorporation, as amended, further provides that a director of the registrant shall not be personally liable to the registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the registrant or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived any improper personal benefit. Additionally, if the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the Certificate of Incorporation, as amended, provides that the liability of a director of the registrant shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

The registrant’s Amended and Restated Bylaws contain provisions requiring the registrant to provide indemnification to directors, officers and employees of the corporation similar to the indemnification allowed under Section 145 of the DGCL. In addition, the registrant’s Amended and Restated Bylaws provide that directors or officers who have been successful on the merits or otherwise in a civil or criminal action, suit or proceeding referred to in Section 145(a) or 145(b) of the DGCL, or in defense of any claim, issue or matter therein, shall be indemnified against expenses, including attorneys’ fees and disbursements, and costs actually and reasonably incurred in connection therewith. Moreover, the registrant’s Amended and Restated Bylaws provide that to the extent a director, officer or employee of the corporation serves or prepares to serve as a witness in any action, suit or proceeding or in any investigation by the registrant or by any securities exchange, the registrant shall indemnify such person against expenses, including attorneys’ fees and disbursements, and costs actually and reasonably incurred in connection therewith (following the final disposition of such action, suit or proceeding).

It is the registrant’s policy to enter into indemnification agreements (“Indemnification Agreements”) with its directors, some of whom are also executive officers (each, an “Indemnified Person”). The Indemnification Agreements provide for indemnification of an Indemnified Person “to the fullest extent permitted by law, as soon as practicable”, and the prompt advancing of attorneys’ fees and all other costs, expenses and obligations paid or incurred by the Indemnified Person, in connection with a Claim.

A “Claim” consists of participation in any threatened, pending or completed action, suit or proceeding, or any inquiry or investigation, that the Indemnified Person in good faith believes might lead to the institution of any such action, suit or proceeding, and must be related to the fact that the Indemnified Person is or was a director, officer, employee, agent or fiduciary of the registrant or is or was serving at the request of the registrant as a director, officer, employee, trustee, agent or fiduciary for another corporation, partnership, joint venture, employee benefit plan, trust or other enterprise.

Additionally, the Indemnification Agreements provide that if the registrant pays an Indemnified Person pursuant to the Indemnification Agreements, the registrant will be subrogated to the Indemnified Person’s rights to recover from third parties.

However, the Indemnification Agreements prohibit such indemnification (i) in connection with any Claim initiated by the Indemnified Person against the registrant or any director or officer of the registrant unless the registrant has joined in or consented to the Claim or (ii) if selected members of the Board of Directors or other person or body appointed by the Board of Directors determines that such indemnification is not permitted under applicable law. In the event of such determination, the Indemnified Person agrees to reimburse the registrant for all amounts that the registrant has advanced to the Indemnified Person in respect of such indemnification.

The Indemnification Agreements also provide that if there is a change in control of the registrant, the registrant will seek legal advice from special, independent counsel selected by the Indemnified Person and approved by the registrant with respect to matters thereafter arising concerning rights of the Indemnified Person under the Indemnification Agreement. Additionally, the Indemnification Agreements provide that if there is a potential change in control, the registrant will, upon written request of the Indemnified Person, fund a trust to satisfy expenses reasonably anticipated to be incurred in connection with a Claim relating to an indemnifiable event. The registrant is not currently, nor does it expect to be, subject to a change in control.

In accordance with authority granted under the registrant’s Amended and Restated Bylaws, the registrant also has purchased an insurance policy indemnifying its officers and directors and the officers and directors of its subsidiaries against claims and liabilities (with stated exceptions) to which they may become subject by reason of their positions as directors and officers.

The foregoing summaries are necessarily subject to the complete text of the applicable statute, article(s) of the Certificate of Incorporation, as amended, bylaw(s) of the Amended and Restated Bylaws, indemnification agreements and insurance policy referred to above and are qualified in their entirety by reference thereto.

Item 8.  Exhibits.

The Exhibits to this Registration Statement are listed in the Exhibit Index hereto set forth on page 8, which is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Mateo, State of California, on this 4th day of May, 2011.

FRANKLIN RESOURCES, INC.

By:	/s/	Gregory E. Johnson
	Name: Title:	Gregory E. Johnson President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Gregory E. Johnson, Craig S. Tyle and Maria Gray, and each of them individually, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and re-substitution, for him or her and in his or her name, place and stead, in any and all capacities to sign any and all amendments to this Registration Statement on Form S-8, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their, his or her substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

SIGNATURE		CAPACITY	DATE

/s/	Samuel H. Armacost	Director	May 4, 2011
Samuel H. Armacost

/s/	Charles Crocker	Director	May 4, 2011
Charles Crocker

/s/	Joseph R. Hardiman	Director	May 4, 2011
Joseph R. Hardiman

/s/	Charles B. Johnson	Director	May 4, 2011
Charles B. Johnson

/s/	Gregory E. Johnson	President and Chief Executive	May 4, 2011
	Gregory E. Johnson	Officer (Principal Executive Officer), and Director

/s/	Rupert H. Johnson, Jr.	Director	May 4, 2011
Rupert H. Johnson, Jr.

/s/	Kenneth A. Lewis	Executive Vice President and Chief	May 4, 2011
	Kenneth A. Lewis	Financial Officer (Principal Financial and Accounting Officer)

/s/	Mark C. Pigott	Director	May 4, 2011
Mark C. Pigott

/s/	Chutta Ratnathicam	Director	May 4, 2011
Chutta Ratnathicam

/s/	Peter M. Sacerdote	Director	May 4, 2011
Peter M. Sacerdote

/s/	Laura Stein	Director	May 4, 2011
Laura Stein

/s/	Anne M. Tatlock	Director	May 4, 2011
Anne M. Tatlock

/s/	Geoffrey Y. Yang	Director	May 4, 2011
Geoffrey Y. Yang

EXHIBIT INDEX

Exhibit No.	Exhibit Description

4.1	Registrant’s Certificate of Incorporation, as filed November 28, 1969, incorporated by reference to Exhibit (3)(i) to the registrant’s Annual Report on Form 10-K for the fiscal year ended September 30, 1994) (File No. 001-09318) (the “1994 Annual Report”).

4.2	Registrant’s Certificate of Amendment of Certificate of Incorporation, as filed on March 1, 1985, incorporated by reference to Exhibit (3)(ii) to the 1994 Annual Report.

4.3	Registrant’s Certificate of Amendment of Certificate of Incorporation, as filed on April 1, 1987, incorporated by reference to Exhibit (3)(iii) to the 1994 Annual Report.

4.4	Registrant’s Certificate of Amendment of Certificate of Incorporation, as filed on February 2, 1994, incorporated by reference to Exhibit (3)(iv) to the 1994 Annual Report.

4.5	Registrant’s Certificate of Amendment of Certificate of Incorporation, as filed on February 4, 2005, incorporated by reference to Exhibit (3)(i)(e) to the registrant’s Quarterly Report on Form 10-Q for the period ended December 31, 2004 (File No. 001-09318).

4.6	Registrant’s Amended and Restated Bylaws (as adopted and effective December 16, 2010), incorporated by reference to Exhibit 3.1 to the Registrant’s Form 8-K filed with the SEC on December 22, 2010 (File No. 001-09318).

4.7

Indenture between Franklin Resources, Inc. and The Bank of New York Mellon Trust Company, N.A. (as successor to Chemical Bank), as trustee, dated as of May 19, 1994, incorporated by reference to Exhibit 4 to the Registrant’s Registration Statement on Form S-3 filed with the SEC on April 14, 1994 (File No. 033-53147).

4.8

Form of First Supplemental Indenture, dated October 9, 1996, between Franklin Resources, Inc. and The Bank of New York Mellon Trust Company, N.A. (as successor to The Chase Manhattan Bank), as trustee, incorporated by reference to Exhibit 4.2 to the Registrant’s Registration Statement on From S-3 filed with the SEC on October 4, 1996 (File No. 333-12101).

4.9

Form of Second Supplemental Indenture, dated May 20, 2010, between Franklin Resources, Inc. and The Bank of New York Mellon Trust Company, N.A., as trustee, incorporated by reference to Exhibit 4.1 to the Registrant’s Form 8-K filed with the SEC on May 20, 2010 (File No. 001-09318).

5	Opinion of Weil, Gotshal & Manges LLP (filed herewith).

23.1	Consent of PricewaterhouseCoopers LLP (filed herewith).

23.2	Consent of Weil, Gotshal & Manges LLP (included in Exhibit 5 hereto).

24	Power of Attorney (included as part of the signature page to this Registration Statement and incorporated herein by reference).

99	Franklin Resources, Inc. 2002 Universal Stock Incentive Plan, as amended and restated effective as of March 15, 2011, incorporated by reference to Exhibit 10.1 to the Registrant’s Form 8-K filed with the SEC on March 17, 2011 (File No. 001-09318).